Exhibit 10.4
Dated 10 March 2006

(1)	COLERIDGE (NO. 45) LIMITED

(2)	BOOKHAM TECHNOLOGY PLC

(3)	BOOKHAM, INC.

PRE-EMPTION AGREEMENT
relating to the freehold property known as
Caswell, Towcester, Northamptonshire NN12 8EQ

LONDON

 i

THIS PRE-EMPTION AGREEMENT is dated 10 March 2006 and made between:
(1)	COLERIDGE (NO. 45) LIMITED (registered number 5732931) whose registered office is at Europa House, 20 Esplanade, Scarborough, North Yorkshire YO11 2AA;
(2)	BOOKHAM TECHNOLOGY PLC (registered number 2298887) whose registered office is at Caswell, Towcester, Northamptonshire NN12 8EQ; and
(3)	BOOKHAM, INC. (a company incorporated in the State of Delaware with organisational identification number 3822373) whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, USA.
IT IS AGREED that:
1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms

In this Agreement, the following words and expressions mean:

“1994 Act” means the Law of Property (Miscellaneous Provisions) Act 1994;

“2002 Act” means the Land Registration Act 2002;

“Buyer” means the second party to this Agreement and shall not include successors in title or those deriving title from that party;

“Buyer’s Solicitors” means Mayer, Brown, Rowe & Maw LLP of 11 Pilgrim Street, London EC4V 6RW (Ref: 20947/05095306);

“Contractual Completion Date” means 21 days after the date on which the Buyer accepts the offer in accordance with Clause 2.5;

“Date of Actual Completion” means the date on which completion of the Transfer takes place;

“Disposal” means a transfer (but not charge or mortgage) or any other kind of disposition of the whole or any part of the Property and “Dispose” has a corresponding meaning;

“Documents” means the deeds and documents details of which are set out in Schedule 2 (Documents affecting the Property);

“Guarantor” means the third party to this Agreement;

“Incumbrances” means the covenants, restrictions, stipulations and other matters contained or referred to in the Title or the Documents, other than any mortgage or legal charge;

“Lease” means the lease of the Property made between the Seller (1) the Buyer (2) and the Guarantor (3) and dated 2006;

“Offer” means an offer to purchase the Property made by the Seller to the Buyer under Clause 2.4;

“Offer Terms” means the terms for the purchase of the Property contained in the Offer being (inter alia) the price being paid by the proposed purchaser for the Property or any part of the Property;

“Pre-emption Right” means the right granted by the Seller to the Buyer in Clause 2.1;

“Prescribed Time Limit” means the time for acceptance of an Offer being 21 days from the date of receipt;

“Property” means the freehold property registered with title absolute at Land Registry under title number NN184271 and known as Caswell, Towcester, Northamptonshire NN12 8EQ;

“Qualifying Event” has the meaning given to it by Clause 2.2;

“Requisite Terms” has the meaning, in relation to a Disposal, given to it by Clause 2.6(c).

“Seller” means the first party to this Agreement and shall include successors in title or those deriving title from that party;

“Seller’s Solicitors” means Shepherd & Wedderburn, 12 Arthur Street, London EC4R 9AB (Ref: [•]) or such other solicitors as the Seller may notify to the Buyer’s Solicitors;

“Title” means an official copy of the register and title plan to the Property and full copies of any documents noted on the register, other than any mortgage or legal charge;

“Transfer” means the transfer of the Property to be made by the Seller to the Buyer pursuant to this Agreement;

“VAT” means value added tax as referred to in the Value Added Tax Act 1994.
1.2	Interpretation

In this Agreement, unless the context requires otherwise, any reference to:
(a)	a Clause or Schedule is to a clause or a schedule to this Agreement and headings to the clauses and schedules of this Agreement do not affect its interpretation and are for guidance only;

(b)	an enactment includes any consolidation, re-enactment or modification of the same and any subordinate legislation in force under the same.

2.	PRE-EMPTION RIGHT

2.1	Grant of pre-emption right
(a)	The Seller grants to the Buyer the Pre-emption Right;
(b)	The Pre-emption Right confers on the Buyer the right to purchase the Property and is exercisable by the Buyer following the occurrence of a Qualifying Event provided such Qualifying Event occurs within the period of 20 years from the date of this Agreement; and

(c)	Notwithstanding the provisions of Clause 2.1(b) the Pre-emption Right shall expire automatically without notice to or from either party to this Agreement immediately upon the expiry or sooner determination of the Lease (howsoever determined).
2.2	Qualifying Event

A Qualifying Event occurs at the time that the Seller agrees terms with or receives an offer from a third party relating to the whole or part of the Property on terms which are acceptable to the Seller.
2.3	Disposal

A Disposal is to be treated as taking place when a binding contract for the Disposal is entered into unless the contract is never completed and for the avoidance of doubt a binding contract shall not include a contract which is conditional upon compliance with the terms of this Agreement and/or the Buyer’s rejection of or failure to accept the Offer.
2.4	Pre-emption procedure
(a)	On the occurrence of a Qualifying Event, the procedure set out in this Clause must be carried out.

(b)	The Seller must give notice to the Buyer of the occurrence of the Qualifying Event within 5 working days and the notice is to contain:
(i)	the Offer Terms;

(ii)	the Offer to the Buyer at the Offer Terms, capable of acceptance by the Buyer within the Prescribed Time Limit after the giving of the notice, and for completion 21 days after acceptance; and

(iii)	a copy of the conditional contract entered into to effect the Disposal or where no such contract has yet been entered into a copy of the agreed terms or a copy of the offer referred to in Clause 2.2 above and (if any) heads of terms and the latest draft of any relevant documentation pertaining to the Disposal, and is to be in substantially the form annexed to this Agreement and duly signed by, or by the duly authorised agent of, the Seller.

(c)	The Seller is not entitled to vary or add to the terms of the Offer, and the Offer is to be irrevocable during the Prescribed Time Limit.

(d)	The Seller will use reasonable endeavours to reply to the usual conveyancing preliminary enquiries raised by the Buyer.
2.5	Exercise of the Pre-emption Right
(a)	The Buyer may, in exercise of the Pre-emption Right, accept the Offer by signing and returning the duplicate or another copy of the Offer to the Seller within the Prescribed Time Limit (time being of the essence).

(b)	Following the exercise of the Pre-emption Right, the Seller will sell and the Buyer will buy the Property on the Offer Terms on the terms of the Transfer and subject to the Standard Commercial Property Conditions current at the date of the Buyer’s acceptance of the Offer (or if there is no such edition then the latest edition) so far as they are applicable to and not inconsistent with or varied (expressly or impliedly) by the conditions of sale in this Agreement.
2.6	Effect of the rejection of the Offer
(a)	If the Buyer rejects the Offer, or fails to accept the Offer within the Prescribed Time Limit, the following provisions of this Clause are to operate.

(b)	The Seller may make a Disposal on Requisite Terms at any time within 9 months after the rejection or lapse of the Offer, and, on the making of such a Disposal, the Pre-emption Right will automatically be extinguished (in respect of that part of the Property subject to the Disposal only) without notice to or from either party to this Agreement, but:
(i)	until such a Disposal is made, the Pre-emption Right is to remain in operation against a Disposal which would not be on Requisite Terms; and

(ii)	if the Seller does not make a Disposal on Requisite Terms within the 9 month Disposal period referred to at Clause 2.6(b) above, the Pre-emption Right will resume full operation from the expiry of that 9 month period.
(c)	A Disposal will be on Requisite Terms only if:
(i)	the price or value of the consideration for the Disposal is no less than the Offer Terms;

(ii)	the Disposal is made subject to but with the benefit of the Documents;

(iii)	the other terms of the Disposal are not such as to reduce the value of the price or consideration in a manner which could be regarded as an exercise principally to defeat the operation of the Pre-emption Right;

(iv)	and a Disposal is to be treated as incorporating the terms of any collateral document or transaction on which the Disposal depends or which otherwise materially affects it.
2.7	Disputes over Disposals on Requisite Terms
(a)	In case of dispute as to whether a Disposal would be on Requisite Terms, the issue in dispute is to be dealt with by submission to an independent expert.

(b)	The expert is to be appointed by the parties jointly, or, if they do not agree on an appointment, appointed by the President (or other acting senior officer) for the time being of the Royal Institution of Chartered Surveyors on the request of either party.

(c)	The person so appointed is to act as an expert and not as an arbitrator.

(d)	The expert must be a person who has at least 10 years’ of experience of valuing property of the same type and in the same location as the Premises.

(e)	The expert must afford each party the opportunity within reasonable time limits to make representations to him.

(f)	The fees and expenses of the expert, including the cost of his nomination are to be borne equally by the parties, who, unless they otherwise agree, are to bear their own costs relating to the determination of the issue by the expert.

(g)	The determination of the issue in dispute by the expert is to be conclusive and to bind the parties.
2.8	Expiry of Pre-emption Right

At the expiry or extinguishment of the Pre-emption Right (whether by effluxion of time or extinguishment or otherwise) the Seller shall (at the Seller’s expense) apply for the cancellation of any notice registered at the Land Registry in respect of the Pre-emption Right.
3.	COMPLETION

3.1	Date of completion

Where the Buyer exercises the Pre-emption Right completion of the Transfer shall take place on the Contractual Completion Date at the offices of the Seller’s Solicitors or as they may reasonably direct.
3.2	Payment of completion monies
(a)	The correct completion monies, including any arrears outstanding under the Lease at the Contractual Completion Date and any interest and other sums payable under this Agreement shall be paid by direct credit to such account at such bank within the United Kingdom as the Seller’s Solicitors may direct.

(b)	The Seller shall not be bound to complete until it has received payment of all amounts due by the Buyer to the Seller pursuant to this Agreement.
4.	CAPACITY AND COVENANTS FOR TITLE

4.1	Covenants for title

The Seller sells the Property with full title guarantee.
5.	TITLE

5.1	Deduction of title

Title having been deduced and copies of the Documents having been supplied to the Buyer’s Solicitors, the Buyer is deemed to purchase the Property with full knowledge of the Title and the Documents and with notice of any matter contained or referred to therein. The Buyer shall not raise any requisitions or enquiries in respect of the Title or the Documents save in respect of matters revealed by pre-completion searches and requisitions.
5.2	Incumbrances

The Property is sold subject to and, if applicable, with the benefit of the Incumbrances.
5.3	Matters affecting the Property

The Property is sold subject to such of the following matters as relate to the Property:
(a)	all local land charges, whether registered or not before the date of this Agreement, and all matters capable of registration as local land charges;

(b)	all notices served and orders, demands, proposals or requirements made by any local, public or other competent authority, whether before or after the date of this Agreement;

(c)	all unregistered interests which override registered dispositions as defined by Schedule 3, 2002 Act and any interest preserved by the transitional provisions of Schedule 12, 2002 Act to the extent and for so long as any interest is so preserved; and

(d)	all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements or other matters arising under any town and country planning or highways legislation and the Buyer having or being deemed to have notice of all such matters shall not be entitled to raise any requisition or objection to them save in respect of pre-completion searches and requisitions and matters arising from them.

5.4	Creation of Incumbrances
(a)	The Seller may not create any easement, restrictive covenant, lease or other right of occupation, use or enjoyment of the whole or part of the Property at any time during the subsistence of this Agreement without the Buyer’s consent (not to be unreasonably withheld or delayed).

(b)	The Seller shall not execute or otherwise create a charge or mortgage of the Property unless the person in whose favour such charge is to be created first executes a deed agreeing and covenanting with the Buyer that it will for so long as the charge subsists and remains and the mortgagee/chargee is entitled to the benefit thereof and the right of pre-emption granted by this Agreement subsists:
(i)	not exercise any power of sale under the charge save in accordance with the terms of this Agreement in the same manner and to the same extent the Seller is required so to do as if the mortgagee/chargee were the Seller selling its interest in the Property;

(ii)	not to transfer or otherwise dispose of the benefit of the mortgage or charge save to a person who shall execute a deed in similar form and effect as that executed by the mortgagee/chargee upon the execution of the mortgage/charge.
6.	TRANSFER

6.1	Transfer

The Transfer of the Property shall contain a covenant by the Buyer to indemnify the Seller against any breach of the terms of any of the Incumbrances by the Buyer or the Buyer’s successors in title so far as they are subsisting and affect the Property.
6.2	Engrossments

Engrossments of the Transfer shall be prepared by the Buyer’s Solicitors in duplicate and shall be executed and delivered by the Buyer to the Seller’s Solicitors at least two working days before the Contractual Completion Date.
6.3	Registration

Within 30 days after the Date of Actual Completion the Buyer shall make an application to Land Registry for registration of the Transfer and on completion of such registration shall provide the Seller with a copy of the title information document for the Property.
7.	STANDARD COMMERCIAL PROPERTY CONDITIONS

The Standard Commercial Property Conditions current at the date of the Buyer’s Option Notice (or if there is no such edition then the latest edition) form part of this Agreement so far as they are applicable and not inconsistent with or varied (expressly or impliedly) by this Agreement.

8.	EFFECT OF THIS AGREEMENT

8.1	Representations

The Buyer acknowledges that it has inspected the Property and purchases it with full knowledge of its actual state and condition and shall take the Property as it stands and that in entering into this Agreement it places no reliance on any representation or warranty relating to the Property other than those, if any, which may have been given by the Seller’s Solicitors in written reply to any written enquiry made by the Buyer’s Solicitors prior to the date of this Agreement.
8.2	Entire Agreement

This Agreement represents the entire agreement between the parties relating to the Property. It is not capable of being amended except in writing by or with the specific consent of the parties to this Agreement.
8.3	No merger

Those terms of this Agreement that remain to be performed after the Date of Actual Completion will remain in full force and effect and shall not merge with the Transfer.
9.	NOTICES

Notices shall be served at the address of the relevant party or their solicitors shown at the start of this Agreement or at such other address in the United Kingdom as either party may notify in writing to the other from time to time. In the case of the Seller, all notices served on it must also be served at:

[•]

In the case of the Guarantor, all notices served on it must also be served at the registered office of the Buyer.
10.	LAW AND JURISDICTION

This Agreement shall be construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts to settle any dispute which may arise in connection with this Agreement.
11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Each party confirms that no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
12.	PERSONAL

For the avoidance of doubt the Pre-emption Right may only be exercised by Bookham Technology Plc (registered number 2298887) in accordance with the provisions of this Agreement.

13.	GUARANTEE

In consideration of the Seller entering into this Agreement with the Buyer the Guarantor as a primary obligation:
(a)	guarantees to the Seller that the Buyer will comply promptly with the terms and conditions contained in this Agreement;

(b)	will indemnify and keep the Seller indemnified (by way of indemnity only) against all loses, damages, costs and expenses arising as a result of any default by the Buyer in complying with the terms and conditions contained in this Agreement; and

(c)	agrees that no time or indulgence granted to the Buyer by the Seller nor any variation of the terms of this Agreement nor any other thing by virtue of which but for this provision the Guarantor would have been released will in any way release the obligations of the Guarantor to the Seller under this Clause.
EXECUTION:
The parties have shown their acceptance of the terms of this Agreement by executing it after the Schedules.

SCHEDULE 1
PRESCRIBED FORM OF NOTICE
To: Bookham Technology plc
In the matter of a Pre-emption Agreement (the “Pre-emption Agreement”) dated                                  2006 made between Coleridge (No. 45) Limited (1) Bookham Technology plc (2) and Bookham Inc. (3) relating to freehold property known as Caswell, Towcester, Northamptonshire NN12 8EQ (the “Premises”).
TAKE NOTICE that a Qualifying Event has occurred entitling you to exercise the Pre-emption Right under the Pre-emption Agreement.
An Offer is now made to you under Clause 2.4 (Pre-emption procedure) of the Pre-emption Agreement on the following terms:
The Offer Terms comprise a purchase price of [•] pounds (£[•]). [Other relevant provisions are:]
1.	[If the Offer is not accepted by you within the Prescribed Time Limit, it is intended to Dispose of the Premises in accordance with [negotiations which have] [a contract of sale conditional on your not exercising the Pre-emption Right which has] been ongoing with a third party. A copy of the terms of the proposed disposal is attached.]
2.	This notice constitutes an Offer to you to sell the Premises to you on the Offer Terms, capable of acceptance by you within 21 days after the giving of this notice.
3.	The sale conditions and terms of the Pre-emption Agreement are incorporated by reference in this Offer.
4.	The words and expressions designated by initial capital letters which are not defined in this notice are defined in the Pre-emption Agreement and have the same meanings in this Offer.
[You may accept this Offer by signing the duplicate of this letter, or another copy of it, in a manner indicating acceptance and giving or sending it to us.
[You are referred to the Pre-emption Agreement as to your rights, and the consequences of failure to accept the Offer in time or at all.]
Dated

(the Seller)

SCHEDULE 2
THE DOCUMENTS AFFECTING THE PROPERTY

Date		Document	Parties
24 February	1969	Deed of easement	(1) The Plessey Group Limited
			(2) Frederick Bernard Bolton

	2006	Lease	(1) Coleridge (No. 45) Limited
			(2) Bookham Technology plc
			(3) Bookham, Inc.

EXECUTION:

SIGNED as a Deed by COLERIDGE	)
(NO. 45) LIMITED acting by a director/a	)
director and its secretary:	)

Director /s/ illegible

Director/Secretary /s/ illegible

SIGNED as a Deed by BOOKHAM	)
TECHNOLOGY PLC acting by a	)
director/a director and its secretary:	)

Director /s/ Stephen Abely

Director /s/ Thomas Kelley

Executed as a Deed by BOOKHAM, INC	)
a company formed under the laws of the	)
State of Delaware, United States of	)
America, by S. Abely	)	/s/ Stephen Abely
being a person who, in accordance with the	)
laws of that territory, is acting under the	)
authority of the company	)